                               ASSET PURCHASE AGREEMENT

                                       BETWEEN

             COLORADO GAMING & ENTERTAINMENT CO., A DELAWARE CORPORATION

                                     "PURCHASER"

                                         AND

            PIONEER ASSOCIATES LIMITED LIABILITY COMPANY, A NEVADA LIMITED LIABILITY COMPANY

                                       "SELLER"

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                                  TABLE OF CONTENTS

1.   PURCHASE AND CONSIDERATION. . . . . . . . . . . . . . . . . . . . . . .  1
     1.1    SALE AND PURCHASE. . . . . . . . . . . . . . . . . . . . . . . .  1
            (a)     Equipment and Warranties . . . . . . . . . . . . . . . .  1
            (b)     Contracts. . . . . . . . . . . . . . . . . . . . . . . .  2
            (c)     Books and Records. . . . . . . . . . . . . . . . . . . .  2
     1.2    ASSIGNMENT OF LEASES . . . . . . . . . . . . . . . . . . . . . .  2
     1.3    EXCLUDED ASSETS; NO ASSUMPTION OF LIABILITIES. . . . . . . . . .  3
            (a)     EXCLUDED ASSETS. . . . . . . . . . . . . . . . . . . . .  3
            (b)     NO ASSUMPTION OF LIABILITIES . . . . . . . . . . . . . .  4
            (c)     PURCHASER'S ASSUMPTION OF CERTAIN LIABILITIES. . . . . .  5
     1.4    PURCHASE PRICE AND TERMS . . . . . . . . . . . . . . . . . . . .  6
            (a)     PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . .  6
            (b)     Additional Assets. . . . . . . . . . . . . . . . . . . .  8
            (c)     CHIPS AND TOKEN REDEMPTION . . . . . . . . . . . . . . .  8
     1.5    PURCHASE PRICE ALLOCATION. . . . . . . . . . . . . . . . . . . .  9

2.   CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     2.1    THE CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     2.2    ACTIONS AT THE CLOSING . . . . . . . . . . . . . . . . . . . . . 10

3.   REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . . . . . . . . . . . 11
     3.1    ORGANIZATION AND AUTHORITY . . . . . . . . . . . . . . . . . . . 12
     3.2    EFFECT OF AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . 12
     3.3    FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . 12
     3.4    TITLE TO AND CONDITION OF ASSETS . . . . . . . . . . . . . . . . 13
     3.5    LEASES AND CONTRACTS . . . . . . . . . . . . . . . . . . . . . . 14
     3.6    LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.7    DISCLOSURE OF LIABILITIES; NO MATERIAL ADVERSE CHANGE. . . . . . 14
     3.8    LABOR MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . 15
     3.9    ENVIRONMENTAL AND SAFETY . . . . . . . . . . . . . . . . . . . . 15
     3.10   COMPLIANCE WITH LAW. . . . . . . . . . . . . . . . . . . . . . . 17
     3.11   TAXES AND PARKING IMPACT FEES. . . . . . . . . . . . . . . . . . 18
     3.12   BROKER OR FINDER . . . . . . . . . . . . . . . . . . . . . . . . 19

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     3.13   SCHEDULES AND EXHIBITS . . . . . . . . . . . . . . . . . . . . . 19
     3.14   DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . . . . . . . . 19
     4.1    ORGANIZATION AND AUTHORITY . . . . . . . . . . . . . . . . . . . 19
     4.2    EFFECT OF AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . 20
     4.3    BROKER OR FINDER . . . . . . . . . . . . . . . . . . . . . . . . 20

5.   COVENANTS OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     5.1    TAXES AND TAX RETURNS. . . . . . . . . . . . . . . . . . . . . . 20
     5.2    EMPLOYEES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     5.3    CONDUCT OF BUSINESS. . . . . . . . . . . . . . . . . . . . . . . 21
     5.4    SATISFACTION OF CONDITIONS . . . . . . . . . . . . . . . . . . . 22

6.   CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . 22
            (a)     DUE DILIGENCE. . . . . . . . . . . . . . . . . . . . . . 22
            (b)     CONDITIONS PRECEDENT TO CLOSING. . . . . . . . . . . . . 23
            (c)     TAX CLEARANCES . . . . . . . . . . . . . . . . . . . . . 24
            (d)     ABSENCE OF LITIGATION. . . . . . . . . . . . . . . . . . 24
            (e)     NO MATERIAL ADVERSE CHANGE . . . . . . . . . . . . . . . 25
            (f)     TRUTH OF WARRANTIES. . . . . . . . . . . . . . . . . . . 25

7.   INDEMNITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     7.1    INDEMNITY OF PURCHASER . . . . . . . . . . . . . . . . . . . . . 25
     7.2    INDEMNITY OF SELLER. . . . . . . . . . . . . . . . . . . . . . . 26
     7.3    NOTICE OF CLAIMS -- PARTICIPATION IN THIRD PARTY SUITS . . . . . 26

8.   DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     8.1    PURCHASER'S DEFAULT. . . . . . . . . . . . . . . . . . . . . . . 27
     8.2    SELLER'S DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . 27

9.   MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . 27
     9.1    CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . . . . 28
     9.2    ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     9.3    EXPENSES; TAXES. . . . . . . . . . . . . . . . . . . . . . . . . 28
     9.4    SCHEDULES AND EXHIBITS . . . . . . . . . . . . . . . . . . . . . 29
     9.5    SUCCESSORS AND ASSIGNS . . . . . . . . . . . . . . . . . . . . . 29

     9.6    NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     9.7    PUBLICITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     9.8    AMENDMENTS AND WAIVERS . . . . . . . . . . . . . . . . . . . . . 30
     9.9    GOVERNING LAW; MEDIATION; ARBITRATION. . . . . . . . . . . . . . 30
     9.10   SECTION HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . 31
     9.11   COOPERATION. . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     9.12   ATTORNEYS' FEES. . . . . . . . . . . . . . . . . . . . . . . . . 32
     9.13   PARTIAL INVALIDITY . . . . . . . . . . . . . . . . . . . . . . . 32
     9.14   ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . 32
     9.15   COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . 33

                                  LIST OF SCHEDULES


SCHEDULE 1.1(a)                    EQUIPMENT AND WARRANTIES

SCHEDULE 1.1(b)                    CONTRACTS

SCHEDULE 1.2                       LEASES

SCHEDULE 1.3(a)                    EXCLUDED ASSETS

SCHEDULE 1.3(b)                    PURCHASER'S GAMING DEVICE DEBT

SCHEDULE 1.5                       PURCHASE PRICE ALLOCATION

SCHEDULE 3.6                       LITIGATION

                               ASSET PURCHASE AGREEMENT


     This is an Asset Purchase Agreement ("Agreement"), dated as of December 10, 1997 (the "Effective Date"), between COLORADO GAMING & ENTERTAINMENT CO., a Delaware corporation ("Purchaser") and/or its successors and assigns, and PIONEER ASSOCIATES LIMITED LIABILITY COMPANY, a Nevada Limited Liability Company ("Seller").
                                       RECITAL

     Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser, on the terms and conditions of this Agreement, substantially all of the operating assets used in the casino business of Seller (the "Business"), located at 125-135 Gregory Street, Black Hawk, Colorado (the "Property").

                                      AGREEMENT

     For good and valuable consideration, the parties agree as follows:

1.   PURCHASE AND CONSIDERATION.

     1.1 SALE AND PURCHASE. Seller agrees to sell, transfer, assign and deliver to Purchaser on the Closing Date (as hereinafter defined), and Purchaser agrees to buy from Seller, the operating assets of any kind or nature whatsoever, tangible and intangible, owned by Seller and used in connection with the operation of the Business (collectively, the "Assets"), which include the following:

            (a) EQUIPMENT AND WARRANTIES. Those certain 266 gambling devices and gaming equipment (collectively, "Purchaser's

Gaming Devices"), and the machinery, computers, furniture, fixtures and equipment, whether leased or owned by Seller, including Seller's rights under all related warranties (collectively, the "Equipment"), all as more particularly described on Schedule 1.1(a). Notwithstanding the foregoing, the Equipment shall not include the Excluded Assets (as hereinafter defined) described in Section 1.3;

            (b) CONTRACTS. Those contracts listed on SCHEDULE 1.1(b) (the "Contracts"). Seller will take such actions as are necessary to assign the Contracts to Purchaser at the Closing (as hereinafter defined). Purchaser shall not assume, and Seller shall retain all liabilities to, all other contracts which relate to the Business other than the Contracts listed on Schedule 1.1(b); and

            (c) BOOKS AND RECORDS. Any of Seller's books and records, including all customer, supplier, fixed asset lists and all other relevant records and files relating to the Business as requested by Purchaser.

     1.2 ASSIGNMENT OF LEASES. Seller shall assign and Purchaser shall assume those certain leases for the Property, more particularly described in
SCHEDULE 1.2 (the "Leases"). With respect to the Leases which do not involve real property, Seller shall receive credit for any security deposits relating to such Leases, the amount of which shall be reflected on said Schedule. Purchaser shall not assume, and Seller shall retain all liabilities to, all other leases which relate to the Business other than the Leases listed on Schedule 1.2.

     1.3    EXCLUDED ASSETS; NO ASSUMPTION OF LIABILITIES.

            (a) EXCLUDED ASSETS. The Assets to be purchased and sold hereunder shall not include the following assets of Seller existing on the Closing Date (the "Excluded Assets"), which Excluded Assets are described in
SCHEDULE 1.3(a):

                    (i) Those certain 19 gaming devices ("19 Devices") as described in SCHEDULE 1.3(a). Purchaser shall receive a credit against the Purchase Price for the 19 Devices in an amount equal to $76,000;

                    (ii) Those certain 25 gaming devices ("25 Devices") acquired by Seller subsequent to negotiations commencing on this Agreement. Those 25 Devices are described in SCHEDULE 1.3(a). The 19 Devices and the 25 Devices are collectively referred to as "Seller's Gaming Devices";

                    (iii) The equipment, including all hardware and software constituting the slot tracking system ("Slot Tracking System"), including copies of the Slot Tracking System lists and the database associated therewith. Purchaser shall receive a credit against the purchase price for Seller's retention of the Slot Tracking System in an amount equal to $100,000. Notwithstanding anything in this Agreement to the contrary, Seller shall deliver a true and correct copy of the Slot Tracking System database printout to Purchaser at the Closing;

                    (iv) Those certain items of office furniture, computers, office equipment and vehicles (collectively, the "Excluded Office Equipment") as described in Schedule 1.3(a). Purchaser shall receive a credit against the Purchase Price for Seller's retention of the Excluded Office Equipment in an amount equal to $15,000;

                    (v) Seller's cash, gaming chips and tokens in gaming devices, cages and change banks and any other location in the Property. Such amounts are to be determined as of two o'clock a.m. on the Closing Date;

                    (vi) Seller's cash in any bank, brokerage or other institution;

                    (vii) All of Seller's rights, title and interest in the "Bronco Billy's" name and logos and associated proprietary rights thereto, and all personal property containing the "Bronco Billy's" name and associated logos;

                    (viii) All of Seller's inventories of whatever kind, including food, beverages, merchandise, cigarettes, office and maintenance supplies; and

                    (ix)    All of Seller's accounts receivable.

            (b) NO ASSUMPTION OF LIABILITIES. Except as expressly provided below, Purchaser shall not assume any liabilities, including trade or accounts payable of Seller or of the Business, or any portion of the loan and/or purchase money amounts payable to International Gaming & Technologies ("IGT") or any other lenders or sellers of Seller's Gaming Devices which is attributable to and is secured by (i) Seller's Gaming Devices ("Seller's
Gaming Device Debt") and/or (ii) Purchaser's Gaming Devices ("Purchaser's
Gaming Device Debt"). A description of the principal balance of Purchaser's Gaming Device Debt as of January 1, 1998 is set forth on SCHEDULE 1.3(b). The parties agree that assuming all payments on Purchaser's Gaming Device Debt are timely made between the Effective Date and December 31, 1997, the aggregate principal balance thereon as of January 1, 1998, will be $510,785.00. To the extent that the aggregate principal balance of Purchaser's Gaming Device Debt on January 1, 1998 exceeds $510,785.00,
Purchaser shall receive a credit against the Purchase Price for such amount at Closing.

            (c) PURCHASER'S ASSUMPTION OF CERTAIN LIABILITIES. Purchaser will assume the following liabilities subject to appropriate credits at Closing for all proratable items or as otherwise provided:

                    (i) The Leases described in Schedule 1.2 subject to the amendments hereinafter provided;

                    (ii) The progressive liability above the reset amount as defined by Colorado Gaming Regulations for Purchaser's Gaming Devices and Seller's Gaming Devices, for which Purchaser shall receive a credit at Closing; and

                    (iii) The liability of redeeming Seller's outstanding and unredeemed slot script according to its current terms ("Slot Script"), to the extent that the Colorado Limited Gaming Control Commission (the "Commission") permits the assumption of such liability.

     There is no other debt associated with the Business other than that debt which is described in this Section 1.3(b) and to the extent that debt other than that which is listed in Section 1.3(b) is discovered, Seller shall assume all liabilities therefor and Purchaser shall not be responsible for the payment of or assume any such liabilities.

     1.4    PURCHASE PRICE AND TERMS.

            (a) PURCHASE PRICE. The consideration for the sale, assignment and transfer of the Assets shall be Five Million and No/100ths Dollars ($5,000,000.00) (the "Purchase Price"). The parties acknowledge and agree that Purchaser will purchase Purchaser's Gaming Devices hereunder subject to the Purchaser's Gaming Device Debt, but may renegotiate such debt with the lender/lessor thereunder at Closing. The Purchase Price will be paid as follows: One Hundred Thousand Dollars ($100,000) cash paid as earnest money hereunder by Purchaser within five (5) business days of the Effective Date to Clear Creek-Gilpin County Abstract & Title Corp. ("Title Company") to be held by the Title Company in an interest-bearing account, with interest to be credited to Purchaser upon the closing of the transactions contemplated hereunder ("Earnest Money Deposit"), with the balance, subject to customary closing adjustments and the credits and adjustments described herein ("Cash Payment"), to be paid in cash or readily available funds at Closing. At the Closing, as hereinafter defined, in addition to customary closing adjustments, for purposes of computing the Purchase Price, and the Cash Payment, Purchaser shall receive the following credits against the Purchase Price: (i) $76,000 attributable to the 19 Devices; (ii) $100,000 attributable to the Slot Tracking System (iii) $15,000 attributable to the Excluded Office Equipment; (iv) that amount equal to 75.0% of the then outstanding unredeemed value of the first $40,000 of Slot Script which is redeemable for cash and 90% of all amounts of such Slot Script in excess of $40,000; (v) the amount of the progressive liability reflected as of the Closing Date in all of Purchaser's Gaming Devices and Seller's Gaming Devices as described in Section 1.3(b)(ii); and (vi) any amount over $510,785.00 (the aggregate principal balance of Purchaser's Gaming Device Debt pursuant to Section 1.3(b)). The Cash Payment will be increased by the amount of: (x) any prepaid expenses and device fees which Seller paid prior to Closing and which are attributable to time periods after Closing; (y) the security deposits on the Leases which do not involve real property; and (z) if the Closing Date occurs after January 1, 1998, the difference between the principal balance of Purchaser's Gaming Device Debt as of January 1, 1998 and the principal balance of Purchaser's Gaming Device Debt as of the Closing Date to the extent that such difference represents monies paid by

Seller to IGT to pay down the principal balance of Purchaser's Gaming Device Debt after January 1, 1998. In no event shall Seller receive any credit for any discount which Purchaser negotiates with IGT on the payoff of Purchaser's Gaming Device Debt.

            (b) ADDITIONAL ASSETS. The Purchase Price and the Cash Payment set forth above will be increased by Seller's acquisition price of any gaming devices or other equipment purchased by Seller subsequent to June 30, 1997 and prior to the Closing Date ("New Acquisitions") if Purchaser desires, in its sole discretion, to purchase the New Acquisitions (or any portion thereof) from Seller. If Purchaser does not desire to Purchase the New Acquisitions, they shall become Excluded Assets.

            (c) CHIPS AND TOKEN REDEMPTION. Purchaser agrees that it will, for a period of 120 days from the Closing Date, or such period of time prescribed by the Director of the Colorado Division of Gaming, pursuant to the Colorado Gaming Regulations ("Redemption Period"), and to the extent of funds then in the escrow account described below, redeem any of Seller's gaming chips and tokens presented to it using proceeds from an escrow to be established by Seller for such purpose. Purchaser will have no obligation to redeem such chips or tokens from its own funds. Seller agrees within five
(5) days following Closing to calculate its outstanding chip and token float (excluding gold and silver tokens and commemorative tokens), and to deposit into an escrow account an amount equal to 75% of Seller's outstanding chip and token float so computed. No more frequently than weekly, Purchaser may submit the redeemed gaming chips and tokens for reimbursement from the escrow account. It is agreed that two signatures will be required on the escrow account, one party to be designated by Seller and one by Purchaser. After the end of the Redemption Period, the balance in the escrow account, if any, will be paid to Seller in full. Any further redemption of Seller's outstanding chips and tokens after the Redemption Period will be at the option and expense of Purchaser. Seller agrees to pay the cost of publication of the redemption as required by the Colorado Gaming Regulations and Purchaser agrees to cooperate with Seller in obtaining approval from the Director of the Colorado Division of Gaming for the form of the publication and the newspapers selected for publication. The cost of the destruction of the chips and tokens will be the expense of Seller. During the Redemption Period, to the extent customers seek to redeem chips and tokens in excess of the amount deposited into the escrow account, Seller agrees to immediately deposit additional funds into the escrow account sufficient to cover the excess. In the event Seller fails to so deposit funds in the escrow as required during the Redemption Period, Purchaser shall have the right to immediately cease redeeming the chips and tokens.

     1.5 PURCHASE PRICE ALLOCATION. The parties agree to allocate the Purchase Price as provided in SCHEDULE 1.5 (the "Allocation"). Each of the parties agrees to report this transaction for state and federal tax purposes in accordance with the Allocation and agrees not to file any tax return or otherwise take a position with federal or state tax authorities which is inconsistent with the Allocation. The Allocation is intended to comply with Section 1060 of the Internal Revenue Code and the regulations promulgated thereunder.

2.   CLOSING.

     2.1 THE CLOSING. Assuming that all conditions to closing have been satisfied or waived by Purchaser in its sole discretion, the transactions contemplated by this Agreement shall be consummated (the "Closing") at the offices of Isaacson, Rosenbaum, Woods & Levy, P.C., at such time as the parties mutually agree upon, no later than five (5) business days after Purchaser delivers written notice to Seller that it has obtained all Approvals (or Purchaser has waived any of such Approvals) as set forth in
Section 6(b), but in no event later than five (5) business days from the expiration of the Inspection Period, unless the parties mutually agree to extend such date (the "Closing Date"). The time of Closing on the Closing Date shall be by mutual agreement of the parties.

     2.2    ACTIONS AT THE CLOSING.  At the Closing:

            (a) Purchaser shall (i) pay to Seller by bank or cashier's check or wire transfer the Cash Payment; (ii) cause IGT to execute releases in a form satisfactory to Seller releasing Seller from any and all obligations under Purchaser's Gaming Device Debt at no cost to Seller; and (iii) execute and deliver a settlement statement showing the Purchase Price and setting forth the credits set forth above and contemplated herein, and other customary closing adjustments, including those adjustments for rent, taxes, utilities and other customarily prorated items.

            (b) Seller shall (i) execute and deliver to Purchaser in forms satisfactory to Purchaser, all bills of sale, endorsements, assignments and other instruments as Purchaser shall reasonably request to sell, assign, transfer and deliver to Purchaser good title to all of the Assets and the Leases, free and clear of all Encumbrances (as such term is defined in Section 3.4) or Seller shall cause KDL, Inc., a Colorado corporation ("KDL"), owner of certain of Purchaser's Gaming Devices, to execute and deliver all documents necessary for Seller to transfer the Assets to Purchaser, free and clear of all Encumbrances, including without limitation, releases of all UCC-1 Financing Statement releases executed by IGT; (ii) deliver to Purchaser the title policy contemplated by the Title Commitment and the original Survey, if not previously delivered; (iii) deliver the Slot Tracking System database printout in accordance with Section 1.3(a)(iii); (iv) execute and deliver a certificate by Seller that the representations and warranties by Seller herein are true and correct as of the Closing Date; and (v) execute and deliver a settlement statement setting forth the credits set forth above and contemplated herein, and all customary closing adjustments, including those for rent, taxes, utilities and other customarily prorated items.

3.   REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller makes the following representations, warranties, and as applicable, covenants, to Purchaser, which representations and warranties shall survive the Closing and shall be deemed to be remade as of the Closing
Date:

     3.1 ORGANIZATION AND AUTHORITY. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller has full legal right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller, including the approval of Seller's members.

     3.2 EFFECT OF AGREEMENT. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, conflict with or constitute a default under Seller's Articles of Organization or its Operating Agreement, or its other organizational documents, any law or regulation applicable to Seller, or any agreement or instrument to which Seller is a party or by which Seller is bound. No consent of any person not a party to this Agreement and no consent of any governmental authority is required to be obtained on the part of Seller to permit the consummation of the transactions contemplated by this Agreement.

     3.3 FINANCIAL STATEMENTS. Seller has delivered to Purchaser its audited balance sheet and income statement as of

December 31, 1996 (the "Balance Sheet Date") and its unaudited balance sheet and statement of income for the period ending June 30, 1997 (collectively, the "Financial Statements"). At or before Closing, Seller shall deliver all unaudited Financial Statements for the monthly periods ending prior to the Closing Date. All such Financial Statements fairly present the financial condition and results of operations of Seller as of the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved.

     3.4 TITLE TO AND CONDITION OF ASSETS. Seller has good title to all of the Assets, except as set forth in SCHEDULE 1.3(b) as to those Purchaser's Gaming Devices owned by KDL (which Seller shall cause KDL to transfer to Seller as set forth in Section 2.2(b)) and except for the security interests of the sellers and lenders in Purchaser's Gaming Devices to secure Purchaser's Gaming Device Debt, all of the Assets are free and clear of all encumbrances, liens, pledges and security interests whatsoever ("Encumbrances"). Seller has made and will continue to make through the Closing Date, all principal and interest payments due under the Purchaser's
Gaming Device Debt and with respect to any of the other Encumbrances.   All
Schedules and Exhibits attached hereto or to be attached hereto or to any closing document are, or will be when created, correct and complete.

     The Assets include all assets and properties of every kind and description, other than those Excluded Assets set forth in Schedule 1.3(a), tangible or intangible, the use of which is necessary to enable Purchaser to conduct the Business on the Premises as conducted prior to the date hereof and all such property that is tangible is in good operating condition, ordinary wear and tear excepted.

     At the Closing, Seller will sell, assign, transfer and deliver to Purchaser good title to all of the Assets, free and clear of any and all Encumbrances. Seller agrees that it will remain responsible at its sole cost and expense for timely and prompt payment of all of its accounts payable. Seller will also take such actions as are necessary to extinguish and obtain releases of the Encumbrances on the Assets.

     3.5 LEASES AND CONTRACTS. Seller is not in default under any of the Contracts or Leases.

     3.6 LITIGATION. There is no action, suit, proceeding or investigation by or before any court or governmental authority including before the Commission, pending or threatened against or involving Seller or any of the Assets, nor to the best of Seller's knowledge is there any reasonable basis therefor, other than those currently pending before the Commission, or other criminal and other regulatory agency proceedings and investigations described in SCHEDULE 3.6.

     3.7    DISCLOSURE OF LIABILITIES; NO MATERIAL ADVERSE CHANGE.

     As of the Balance Sheet Date, the Financial Statements accurately disclosed or otherwise reflected all existing liabilities of Seller and of the Business of any nature, whether accrued, absolute, contingent or otherwise. Since the Balance Sheet Date, there has not been any material adverse change in the amount of Seller's liabilities or the financial condition of the Business.

     3.8 LABOR MATTERS. Seller is not a party to any collective bargaining agreement covering its employees. Seller is in compliance with all federal, state and local laws applicable to Seller respecting employment practices, gaming licenses, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice. No employment claim or grievance as to Seller or the Business exists (including without limitation any claim or discrimination on the basis of race, age or sex) except as disclosed in Schedule 3.6. Seller has given all appropriate notices to the employees of the Business under the WARN Act, 29 U.S.C.
Section 2101 ET SEQ., as amended.

     3.9 ENVIRONMENTAL AND SAFETY. To Seller's best knowledge, there are no past or existing conditions or activities relating to the receiving, processing, use, treatment, storage, accumulation, generation, spillage, migration, disposal, transportation or handling, or the release, emission, or discharge of any Hazardous Materials (as hereinafter defined) which may form the basis of any claim, action, suit, proceeding or investigation against or relating to Seller, the Business or any property occupied by Seller and the Business for violation of any Environmental Law (as hereinafter defined). To Seller's best knowledge, there has been no disposal, release or threatened release of Hazardous Materials on, from or under the Property, or any other real property which could affect the Property. For purposes of this Agreement, the terms "disposal" and "release," shall have the definitions assigned thereto under Environmental Laws. Seller, the Business and the Property have at all times during Seller's period of ownership and operation of the Business, been in compliance with all federal, state and local laws, statutes, ordinances, codes, regulations and orders relating to the receiving, handling, use, storage, accumulation, transportation, generation, spillage, migration, discharge, release and disposal of any flammable, combustible, explosive, infectious, corrosive, caustic, irritant, strong sensitizing, carcinogenic or radioactive materials, hazardous wastes, toxic substances, contaminants, pollutants or related materials, including without limitation, substances defined as "hazardous substances," "hazardous materials," or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. Section 9601 ET SEQ.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, ET SEQ.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 ET SEQ.; the Clean Water Act, as amended, 33 U.S.C.
Section 466, ET SEQ., including the

Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 ET SEQ.; the Safe Drinking Water Act, as amended, 14 U.S.C. Section 1401, ET SEQ.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601, ET SEQ., as amended; the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. Section 136 ET SEQ.; the Atomic Energy Act of 1954, as amended, 42 U.S.C. Section 2011 ET SEQ.; the Clean Air Act, as amended, 42 U.S.C. Section 7401 ET SEQ.; the Solid Waste Disposal Act, as amended, 42 U.S.C. Section 49 U.S.C. Section 3251 ET SEQ.; the Emergency Planning and Community-Right-to-Know Act, as amended, 42 U.S.C. Section 11001 ET SEQ.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 ET SEQ.; and in the regulations adopted and publications promulgated pursuant to said laws (collectively, "Environmental Laws"). Such materials and substances are collectively referred to herein as "Hazardous Materials."

     3.10 COMPLIANCE WITH LAW. Seller and the Business are in compliance with all applicable laws and regulations applicable to the Business except with regard to the pending regulatory and criminal matters set forth in
Schedule 3.6. Seller has all material licenses, permits, orders or approvals from governmental authorities required for the conduct of the Business, including all gaming and liquor licenses, and is not in violation of any such licenses, permits, orders and approvals, which are in full force and effect, and no suspension or cancellation thereof has been threatened except as set forth in Schedule 3.6.

     3.11 TAXES AND PARKING IMPACT FEES. Seller has timely filed within the required time periods for filing or extensions all returns, estimates and reports ("Returns") which it is required to file relating to any and all taxes or other governmental charges, obligations or fees, including but not limited to any income, business, payroll, occupation, franchise, gaming, sales, or use tax and any related interest or penalties ("Taxes") attributable to the properties and assets of Seller and the operations of the Business, and such Returns are true and correct in all respects. Seller has paid all Taxes, if any, shown to be due and payable on said Returns and has withheld with respect to employees all federal, state and local income taxes, FICA, FUTA and any other Taxes required to be withheld. The reserves and/or accruals for Taxes on the books and records of Seller are sufficient to discharge the Taxes for all periods (or the portion of any period) ending on or prior to the Closing Date. There have been no previous, nor, to the knowledge of the Seller, are there any pending or threatened assessments, asserted deficiencies or claims for additional Taxes, nor to the best of Seller's knowledge is there any basis therefor. There are currently no Encumbrances and immediately following the Closing there will be no Encumbrances relating or attributable to Taxes on the Assets. Seller has paid all parking impact fees in connection with the Business and the Property. All amounts required to be withheld by Seller as of the Closing Date for Taxes and all parking impact fees have been or will be withheld and paid when due to the appropriate agency or governmental authority.

     3.12 BROKER OR FINDER. Seller has not retained any broker or finder in connection with the transactions contemplated by this Agreement.

     3.13 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached hereto are true, complete and accurate in all respects.

     3.14 DISCLOSURE. There is no fact known by Seller not disclosed in writing to Purchaser by Seller that materially and adversely affects, or so far as may reasonably be foreseen by Seller will materially and adversely affect, the Assets or the condition of the Business.

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.

     Purchaser makes the following representations and warranties to Seller:

     4.1 ORGANIZATION AND AUTHORITY. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full legal right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Subject to Purchaser's receipt of approval from its Board of Directors, as hereafter provided, the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser.

     4.2 EFFECT OF AGREEMENT. The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not, conflict with or violate or constitute a default under Purchaser's Articles of Incorporation or Bylaws, any law or regulation applicable to Purchaser, or any agreement or instrument to which Purchaser is a party or by which Purchaser is bound.

     4.3 BROKER OR FINDER. Purchaser has not retained any broker or finder in connection with the transactions contemplated by this Agreement.

5.   COVENANTS OF SELLER.

     Seller covenants and agrees as follows:

     5.1 TAXES AND TAX RETURNS. Seller shall be responsible for and pay when due all Taxes relating to or attributable to all periods ending on or before the Closing Date. Seller shall be responsible for the timely filing of all Returns required by law to be filed relating or attributable to all periods ending on or before the Closing Date, and such Returns shall be true and correct in all respects.

     5.2 EMPLOYEES. Concurrent with and conditioned upon the Closing, Seller shall terminate each of its employees as of the opening of business on the Closing Date, and shall be solely responsible for any and all costs associated with the employment and termination of such employees. Such costs shall include without limitation, wages, bonuses, commissions, severance pay, vacation pay, sick leave benefits, health, disability, life and other insurance, severance and any awards, judgments or penalties which might be awarded to Seller's employees. Seller has made no representations to its employees regarding continued employment or new employment with Purchaser. Purchaser, however, will accept and review applications from such employees for employment positions with Purchaser, and hire (or not) such applicants as Purchaser deems appropriate in its sole discretion. Seller shall also be responsible for giving all notices to employees of the Business under the WARN Act.

     5.3 CONDUCT OF BUSINESS. Until the Closing, Seller will (i) use its best efforts to conduct the Business in a reasonable and prudent manner in accordance with sound business practices, (ii) use its best efforts to preserve its existing business organization and relations with employees, suppliers, customers and others with whom it has business relationships,
(iii) use its best efforts to preserve, ensure and protect the properties of the Business, (iv) not refinance or encumber any of the Assets, (v) pay when due all amounts owing with respect to the Assets, including all amounts owing under the Purchaser's Gaming Device Debt, (vi) perform and pay all amounts owing under the Leases and the Contracts, and (vii) conduct the Business in the ordinary course and in compliance with all applicable laws and regulations. Seller will not, without the prior written consent of Purchaser, make commitments to lease or purchase any equipment over $5,000.00.

     5.4 SATISFACTION OF CONDITIONS. Seller shall in good faith proceed to take or cause to be taken all actions within its power necessary to satisfy all conditions to its obligations to close and consummate the transactions contemplated by this Agreement.

6.   CONDITIONS TO CLOSING.

     Purchaser's obligation to consummate the transactions contemplated by this Agreement is conditioned upon satisfaction of the following conditions, which Purchaser shall reasonably determine in good faith have or have not been satisfied, on or before the Closing Date. If, for any reason any of the conditions are not so satisfied, then upon notice from Purchaser to Seller and the Title Company, the Title Company will return the Earnest Money Deposit, and both parties shall thereafter be relieved of any and all further rights, duties, liability or obligations hereunder:

            (a) DUE DILIGENCE. Purchaser shall have forty-five (45) days from the Effective Date to complete to its satisfaction its due diligence investigation of the Business, including conducting such tests, studies and other investigations, receive approval of its Board of Directors and review the Title Documents (as hereinafter defined), and such other matters as Purchaser deems necessary in its sole discretion (the "Inspection Period"). In connection therewith, Seller shall furnish to Purchaser a current commitment for a leasehold title insurance policy issued by Title Company, together with copies of the exceptions to title within ten (10) days of the Effective Date and a current

ALTA/ASCM survey of the Property, within fifteen (15) days of the Effective Date (collectively, "Title Documents"). Purchaser shall have the right to inspect the Title Documents and shall give Seller written notice of unmerchantability of title and any other unsatisfactory items revealed during Purchaser's due diligence (whether or not the same relate to any title matters), on or before the expiration of the Inspection Period ("Purchaser's Notice"). If Seller does not cure (or address to Purchaser's satisfaction) those items specified in Purchaser's Notice within five (5) calendar days of Seller's receipt of Purchaser's Notice and Purchaser does not give written notice to Seller of its intent to waive any matter so objected to within ten
(10) calendar days of the expiration of the Inspection Period, this Agreement shall terminate and the Title Company shall return the Earnest Money Deposit and all interest earned thereon to Purchaser.

            (b) CONDITIONS PRECEDENT TO CLOSING. Prior to Closing, Purchaser shall have obtained all approvals, consents and permits, and entered into such third party agreements as Purchaser deems necessary in its sole and absolute discretion (collectively, the "Approvals"), including, but not limited to: (i) those permits and approvals as required by the Commission, Historical Architectural Review Committee of the City of Black Hawk, Gilpin County, the Colorado Department of Revenue, and all other state and local regulatory authorities to expand Purchaser's existing casino to physically connect with and include the Business and the Property and its operation of the Business and to amend and/or expand its liquor license and gaming license and all other required permits and licenses in connection therewith; (ii) those approvals from, and third-party agreements with, the lessors under the Leases of real property in such form and as to such matters as Purchaser in its sole discretion determines is necessary, (iii) those approvals from, and third-party agreement with, the lessors of Purchaser's existing casino adjacent to the Property to authorize Purchaser to physically connect Purchaser's existing casino with the Property so that the two operations are conducted as one; (iv) those consents from and agreements with IGT and all other lenders' agreements to permit the transfer of Purchaser's Gaming Devices to it and to restructure or refinance the Purchaser's Gaming Device Debt; and (v) those approvals required to be obtained from Purchaser's bondholders and senior lenders to authorize the transaction contemplated by this Agreement and to provide such financing as Purchaser may require.

            (c) TAX CLEARANCES. Seller shall have received all appropriate tax clearances so that Purchaser can be assured it will not be involuntarily assuming any liabilities for Taxes of Seller.

            (d) ABSENCE OF LITIGATION. No litigation or administrative or similar proceeding shall have been brought or threatened to prevent, impede or contest the contemplated transaction.

            (e) NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the Business, condition, or prospects of the Business since the execution of this Agreement, including but not limited to any defaults by Seller under the Leases or under the Purchaser's Gaming Device Debt.

            (f) TRUTH OF WARRANTIES. The representations and warranties made by Seller in this Agreement shall be true when given and as of the Closing.

7.   INDEMNITY.

     7.1 INDEMNITY OF PURCHASER. Seller shall indemnify, hold harmless and defend Purchaser from and against any and all losses, costs, expenses, liabilities, claims, demands and judgments of every nature (including reasonable attorneys' fees and costs) (collectively, "Claims") arising out of or in connection with: (i) all claims, losses, costs, expenses, agreements, liabilities and obligations of Seller or of the Business arising from the operation of the Business prior to the Closing Date, whether or not disclosed in this Agreement or on the exhibits or schedules hereto; (ii) the breach by Seller of any warranty or representation made by Seller pursuant to this Agreement; (iii) any pending criminal or regulatory agency investigation, charges or proceedings involving the Seller, the Business or the Premises;
(iv) any failure of Seller to comply with the WARN Act; (v) all claims by employees of Seller or the Business arising in connection with their employment in the Business or by Seller; (vi) failure to pay and satisfy in full all Seller's accounts payable as and when they become due; or (vii) the non-performance, partial or total, of any covenant made by Seller pursuant to this Agreement.

     7.2 INDEMNITY OF SELLER. Purchaser shall indemnify and hold Seller harmless from and against any and all Claims arising out of or in connection with: (i) the breach by Purchaser of any warranty or representation made by Purchaser pursuant to this Agreement; or (ii) the non-performance, partial or total, of any covenant made by Purchaser pursuant to this Agreement.

     7.3 NOTICE OF CLAIMS -- PARTICIPATION IN THIRD PARTY SUITS. Any party making a claim for indemnity under this Section 7 ("Indemnitee") against the other party ("Indemnitor") shall give notice of such claim in writing, which notice shall state in general terms the facts upon which Indemnitee makes such claim for indemnification together with reasonable documentation of such claim. In the event of any claim or demand asserted against Indemnitee by a third party upon which Indemnitee may claim indemnification under this Section 7, Indemnitee shall give Indemnitor written notice within 15 days after receipt thereof indicating whether Indemnitee intends to conduct the defense of such claim or demand.
Indemnitor shall have the right, at such Indemnitor's own expense, to participate in such defense, by written notice given to Indemnitee within 15 days from the date of Indemnitee's notice of such claim. If Indemnitee conducts the defense and Indemnitor does not participate in such defense, Indemnitee shall have the right to fully control and to settle the proceeding. If Indemnitor elects to participate in such defense, Indemnitee shall nonetheless control the proceeding, but shall not settle the same without the consent of Indemnitor, which consent shall not be unreasonably withheld. If Indemnitee elects not to conduct the defense, Indemnitor shall conduct such defense and Indemnitor shall not settle the same without the consent of Indemnitee, which consent shall not be unreasonably withheld.

8.   DEFAULT.

     8.1 PURCHASER'S DEFAULT. In the event of Purchaser's default, the Earnest Money Deposit shall be forfeited by Purchaser and retained on behalf of Seller and both parties shall thereafter be released from all obligations hereunder. It is agreed that the Earnest Money Deposit is liquidated damages since actual damages would be difficult if not impossible to ascertain and the Earnest Money Deposit is Seller's sole and exclusive remedy for Purchaser's default hereunder.

     8.2 SELLER'S DEFAULT. If Seller is in default, Purchaser may elect to treat this contract as cancelled, in which case all payments and things of value received hereunder shall be returned and Purchaser may receive such damages as may be proper or Purchaser may elect to treat this Agreement as being in full force and effect and Purchaser shall have the right to specific performance or damages, or both.

9.   MISCELLANEOUS PROVISIONS.

     9.1 CONFIDENTIALITY. The parties acknowledge and agree that as to the Business there exists proprietary and confidential information, including but not limited to information concerning employees; supplier lists; customer lists; information concerning the particular needs, requirements and desires of customers; product information; market and industry information; pricing and cost information; trade secrets; financial information including projections, forecasts and budgets; and other confidential knowledge and proprietary information, which derives economic value, actual or potential, from not being generally known to the public (the "Confidential Information"). Seller agrees to treat such Confidential Information as confidential and proprietary, whether before or after the Closing, and to not use or disclose the Confidential Information to any firm or entity whatsoever. In the event that the transactions contemplated by this Agreement are not consummated, Purchaser agrees to similarly treat the Confidential Information and to not use or disclose the Confidential Information to any person or entity except Purchaser's duly authorized representatives for any purpose or reason whatsoever.

     9.2 ASSIGNMENT. Purchaser shall have the right to assign this Agreement to an affiliate of Purchaser.

     9.3 EXPENSES; TAXES. Each party shall bear its own expenses, including attorneys', accountants', brokers' and finders' fees incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of the transactions contemplated hereby. Purchaser shall pay the sales or use taxes which are due as a result of the transactions contemplated hereby.

     9.4 SCHEDULES AND EXHIBITS. All references in this Agreement to schedules and exhibits refer to those schedules and exhibits which are attached hereto, all of which are made a part hereof and incorporated herein by reference.

     9.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     9.6 NOTICES. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be delivered personally or by registered or certified mail, postage prepaid, or sent by overnight delivery service as follows:

     IF TO PURCHASER:              COLORADO GAMING & ENTERTAINMENT CO.
                                   12596 W. BAYAUD AVENUE, SUITE 450
                                   LAKEWOOD, COLORADO  80228
                                   ATTENTION:  ALAN L. MAYER, ESQ.

     WITH A COPY TO:               SANDY G. NYHOLM, ESQ.
                                   ISAACSON, ROSENBAUM, WOODS & LEVY, P.C.
                                   633 17TH STREET, SUITE 2200
                                   DENVER, COLORADO  80202

     IF TO SELLER:                 PIONEER ASSOCIATES LIMITED
                                     LIABILITY COMPANY
                                   125 GREGORY
                                   P.O. BOX 484
                                   BLACK HAWK, COLORADO 80422
                                   ATTENTION:MR. DAVID DOUGLASS

     WITH A COPY TO:               ROBERT FRENCH, ESQ.
                                   FRENCH, WEST, BROWN & HUNTLEY
                                   P.O. BOX 588
                                   BRECKENRIDGE, COLORADO

     AND TO:                       TAD GOODENBOUR
                                   GRANT THORTON LLC
                                   90 S. CASCADE # 1200
                                   COLORADO SPRINGS, COLORADO 80903

Any of the addressees set forth above may be changed from time to time by written notice from the party requesting the change. Such notices and other communications shall for all purposes of this Agreement be treated as being effective immediately if delivered personally, or three (3) days after mailing by certified or registered mail, return receipt requested, first class postage prepaid, or one (1) day after deposit for delivery by an overnight delivery service.

     9.7 PUBLICITY. No public announcement of the transactions contemplated hereby prior to the Closing Date or the terms hereof shall be made by any party to this Agreement at any time without the prior written consent of the other parties, such consent not to be unreasonably withheld or delayed unless any announcement or notification shall be required by law in the opinion of counsel to the Purchaser or counsel to the Seller.

     9.8 AMENDMENTS AND WAIVERS. Any amendment or waiver of any provision of this Agreement shall not be effective unless in writing and signed by the party against whom enforcement of such amendment or waiver is sought. No failure or delay by either party in exercising any right, power or remedy with respect to any of the provisions of this Agreement shall operate as a waiver of such provisions with respect to such occurrences.

     9.9 GOVERNING LAW; MEDIATION; ARBITRATION. This Agreement shall be governed by and construed in accordance with Colorado law as applied to contracts entirely entered into, executed and performed within said state. In the event of any controversy or claim between the parties arising out of this Agreement and the parties being unable to resolve the dispute after good faith discussion and negotiation between themselves (with or without the assistance of counsel as they deem appropriate), the parties agree to submit such controversy or claim to an independent mediator to mediate such controversy or claim and structure a mutually satisfactory resolution of the same. In the event that the parties are unable to structure such a mutually satisfactory resolution through mediation, the parties agree to submit the matter to final and binding arbitration by the American Arbitration Association under the Commercial Arbitration Rules. The arbitrator shall be appointed in accordance with the Commercial Arbitration Rules. Such arbitration shall be the sole remedy available to the parties in the event of such controversy or claim. The arbitration shall be held in Denver, Colorado. The results of the arbitration shall be final and binding on the parties. The prevailing party in the arbitration shall be entitled to receive from the other party all fees, costs and expenses of counsel in such arbitration and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     9.10 SECTION HEADINGS. Section headings are for the convenience of the parties and shall not be used in the interpretation or construction of any provision of this Agreement.

     9.11 COOPERATION. The parties agree that at any time and from time to time after the execution of this Agreement, whether before or after the Closing, they will, upon the request of any of the other, execute and deliver such further documents and do such further acts and things as are reasonably requested in order to effect fully the purposes of this Agreement.

     9.12 ATTORNEYS' FEES. In the event of any dispute between the parties arising from or relating to this Agreement, the prevailing party in such dispute shall be entitled to recover its reasonable attorneys' fees and costs, in addition to all other recovery and relief.

     9.13 PARTIAL INVALIDITY. If any provision of this Agreement is held by a court or other tribunal to be prohibited, invalid, void or unenforceable, such provision shall be ineffective only to the extent of such prohibition and shall not affect the validity of the remaining provisions hereof.

     9.14 ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof, including without limitation the Letter of Intent, and contains all of the covenants and agreements between the parties with respect to such subject matter.

     9.15 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument. This Agreement may be executed with telecopied signatures, which will have the same legal effect as original signatures.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below to be effective as of the date first above written.

                                              SELLER:

Date:  12-10-97                               PIONEER ASSOCIATES LIMITED
     -----------------------------            LIABILITY COMPANY, a Nevada
                                              Limited Liability Company


                                              By: /s/ David Douglas
                                                 ---------------------------
                                              Title: President
                                                    ------------------------


                                              PURCHASER:

Date:                                         COLORADO GAMING &
     -----------------------------            ENTERTAINMENT CO., a Delaware
                                              corporation


                                              By: /s/ Stephen J. Szapor, Jr.
                                                 ---------------------------
                                              Title: President
                                                    ------------------------